Exhibit 99.1
Horizon Technology Finance Corporation Announces
Full Year 2010 Financial Results
FARMINGTON, Conn., March 15, 2011 — Horizon Technology Finance Corporation (Nasdaq: HRZN) (“HRZN” or the “Company”), a leading specialty finance company that provides secured loans to sponsor-backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, announced today its financial results for the year ended December 31, 2010.
The consolidated results for the year ended December 31, 2010 included in this press release reflect the performance of the Company’s predecessor, Compass Horizon Funding Company LLC, prior to the Company’s initial public offering (IPO), which was effective on October 28, 2010. Based on the Company’s qualification to be treated as a Business Development Company (BDC) and related changes in accounting principles immediately following the completion of the IPO, the Company’s consolidated results for the year ended December 31, 2010 may not be indicative of the results reported in future periods. In accordance with applicable accounting standards, the Company has included in this press release consolidated results subsequent to its IPO from October 29, 2010 through December 31, 2010 (the “stub period”).
Highlights
•	Net increase in net assets from operations was $3.4 million, or $0.45 per common share for the stub period and $14.7 million for the full year 2010

•	Net investment income was $1.4 million, or $0.18 per common share, for the stub period and $10.4 million for the full year 2010

•	Net realized gain on investments was $0.6 million, or $0.08 per common share, for the stub period and $0.7 million for the full year 2010

•	Net asset value was $127.2 million, or $16.75 per share, as of December 31, 2010

•	Funded $98.3 million in loan investments during 2010

•	Committed backlog totaled $26.5 million at December 31, 2010

•	Completed IPO, raising $73.1 million in gross proceeds to the Company

•	Paid a stub period dividend of $0.22 per share, which equated to a 8.25% yield using the IPO price of $16.00 per share
Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer, commented, “We are pleased by our strong results for the stub period and full year 2010 as our existing portfolio of assets continues to perform well. During the fourth quarter, we completed our $100 million IPO, a major milestone for Horizon that significantly enhances our short-term and long-term growth prospects. We also advanced our strategy to obtain an SBIC license from the Small Business Administration by the filing of our formal application. This will provide us the ability to increase our leverage under favorable terms to fund new investments. Management remains committed to taking advantage of the positive industry fundamentals in venture lending and expanding our diverse, high-quality portfolio. With a strong balance sheet and a growing investment pipeline, we are already experiencing a rapid increase in deal originations that meet management’s strict criteria as we seek to expand future earnings and dividends for the benefit of our shareholders.”

Operating Results
Total investment income, consisting of interest income and fees, increased 18.8% for the year ended December 31, 2010 to $18.2 million, as compared to $15.3 million for the year ended December 31, 2009. The year-over-year increase in investment income is primarily due to the increased average size of the Company’s loan portfolio. For the year ended December 31, 2010, total investment income consisted of $16.0 million in interest income from investments, $1.4 million in income from the amortization of discounts and origination fees on investment, and $0.8 million in other income primarily related to loan prepayment fees. Total investment income for the stub period was $3.3 million.
The Company’s weighted average portfolio yield, excluding warrant gains, was 14.6% for the year ended December 31, 2010, and 13.9% for the year ended December 31, 2009.
Total expenses were $7.8 million for the year ended December 31, 2010, as compared to $6.8 million for the year ended December 31, 2009. Total expenses consisted principally of interest expense and management and incentive fees. Interest expense increased in 2010 from 2009 primarily from higher average outstanding debt balances on the Company’s credit facility.
Net investment income for the year ended December 31, 2010 and 2009 was $10.4 million and $8.6 million, respectively. Net investment income for the stub period was $1.4 million, or $0.18 per common share.
For the year ended December 31, 2010, the net realized gain on investments increased to $0.7 million, as compared to $0.1 million for the year ended December 31, 2009, from the exercise of warrants in portfolio companies. Net realized gain on investments for the stub period was $0.6 million, or $0.08 per common share.
For the year ended December 31, 2010 and 2009, net unrealized appreciation on investments was $2.9 million and $0.9 million, respectively. The year-over-year increase is primarily due to an increase in the enterprise value of portfolio companies in which we held warrants. The net unrealized appreciation on investments during the stub period was $1.4 million, or $0.19 per common share.
For the year ended December 31, 2010, the net increase in net assets resulting from operations was $14.7 million, as compared to a net increase in net assets resulting from operations of $9.3 million for the year-earlier period. The increase in net assets from operations is attributable to the growth in net investment income as a result of an expanding portfolio. The net increase in net assets resulting from operations for the stub period was $3.4 million.
Portfolio Summary and Investment Activity
As of December 31, 2010, the Company’s debt portfolio consisted of 32 secured loans with an aggregate fair value of $130.2 million. In addition, the Company’s warrant portfolio of 43 investments had an aggregate fair value of $6.2 million as of December 31, 2010.

Total portfolio investment activity as of and for each of the years ended December 31, 2010 and 2009 was as follows:

	December 31,
($ in thousands)	2010	2009
Beginning portfolio	$113,878	$93,824
New loan funding	98,267	49,934
Less refinanced balances	(13,593)	—

Net new loan funding	84,674	49,934

Principal and stock payments received on investments	(33,149)	(16,805)
Early pay-offs	(31,709)	(14,582)
Accretion of loan fees	1,399	1,068
New loan fees	(836)	(449)
New equity	350	—
Net appreciation on investments	2,203	888

Ending Portfolio	$136,810	$113,878

Portfolio Asset Quality
As of December 31, 2010 and 2009 the weighted average credit rating on the fair value of the Company’s loan portfolio was 3.2 and 2.9, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 or 1 represents a deteriorating credit quality and increased risk. The Company did not have any investments on non-accrual status as of these dates.
Liquidity and Capital Resources
As of December 31, 2010, HRZN had cash and cash equivalents of approximately $76.8 million.
On October 28, 2010, the Company completed its IPO of 6,250,000 shares of its common stock at a public offering price of $16.00 per share, representing the primary offering of 4,910,000 shares by the Company and a secondary offering of 1,340,000 shares by a selling stockholder. The Company raised approximately $73.1 million of proceeds from its portion of the offering and did not receive any proceeds from the secondary offering. Net proceeds will be used to make new investments in portfolio companies.
Dividend
On December 15, 2010, the Company’s Board of Directors declared a fourth quarter dividend of $0.22 per share, paid on December 31, 2010 to stockholders of record on December 28, 2010. The dividend was paid on a pro-rated basis from taxable earnings since the completion of the Company’s IPO on October 28, 2010.
Conference Call
Management will host a conference call on Wednesday, March 16, 2011 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112 and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 44735421. A live webcast will also be available on the Company’s website at www.horizontechnologyfinancecorp.com.
A replay of the call will be available through March 23, 2011. To access the replay, please dial (800) 642-1687 in the U.S. and (706) 645-9291 outside the U.S., and then enter the access code 44735421.
About Horizon Technology Finance Corporation
Horizon Technology Finance Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of HRZN is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, CT, with a regional office in Walnut Creek, CA, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. To learn more, please visit www.horizontechnologyfinancecorp.com.
Forward-Looking Statements
Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Horizon Technology Finance Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities
(In thousands, except share data)

	December 31,
	2010	2009
Assets
Non-affiliate investments at fair value at December 31, 2010 (cost of $133,494), at cost net of allowance for loan losses of $1,924 at December 31, 2009	$136,810	$111,954
Cash and cash equivalents	76,793	9,892
Interest receivable	1,938	1,452
Debt issuance costs (net of accumulated amortization of: December 31, 2010 $3,292 and December 31, 2009 $2,130)	194	1,355
Other assets	470	215

Total assets	$216,205	$124,868

Liabilities
Borrowings	$87,425	$64,166
Base management fee payable	360	182
Incentive fee payable	414	—
Interest rate swap liability	258	768
Other accrued expenses	553	259

Total liabilities	89,010	65,375

Net assets/members’ capital
Members’ capital	$—	$60,261
Accumulated other comprehensive loss - Unrealized loss on interest rate swaps	—	(768)
Common Stock, par value $0.001 per share, 100,000,000 shares authorized, 7,593 shares outstanding as of December 31, 2010	8	—
Paid-in capital in excess of par	123,836	—
Distributions in excess of net investment income	(143)	—
Net unrealized appreciation on investments	3,043	—
Net realized gains on investments	451	—

Total net assets/members’ capital	127,195	59,493

Total liabilities and net assets/members’ capital	$216,205	$124,868

Net asset value per share	$16.75	N/A

Horizon Technology Finance Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share data)

	Post-IPO as a
	Business
	Development	Pre-IPO prior to becoming a
	Company	Business Development Company
				March 4, 2008
	October 29,	January 1,		(Inception)
	2010 to	2010 to	Year Ended	through
	December 31,	October 28,	December 31,	December 31,
	2010	2010	2009	2008
Investment income
Interest income on non-affiliate investments	$2,993	$14,373	$14,987	$6,530
Interest income on cash and cash equivalents	10	60	67	359
Fee income on non-affiliate investments	248	523	272	132

Total investment income	3,251	14,956	15,326	7,021

Expenses

Interest expense	508	3,622	4,246	2,748
Base management fee	668	2,019	2,202	1,073
Performance based incentive fee	414	—	—	—
Administrative fee	88	—	—	—
Professional fees	92	112	131	60
General and administrative	122	178	190	150

Total expenses	1,892	5,931	6,769	4,031

Net investment income	1,359	9,025	8,557	2,990

Credit (provision) for loan losses	—	739	(274)	(1,650)

Net realized gain on investments	611	69	138	22
Net unrealized appreciation (depreciation) on investments	1,449	1,481	892	(73)

Net realized and unrealized gain (loss) on investments	2,060	1,550	1,030	(51)

Net increase in net assets resulting from operations	$3,419	$11,314	$9,313	$1,289

Net investment income per common share	$0.18

Change in net assets per common share	$0.45

Weighted average shares outstanding	7,555,722

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com